Exhibit 99.1

                     NGP Capital Resources Company
    Announces Portfolio Investment; Update on Investment Activity

    HOUSTON--(BUSINESS WIRE)--March 30, 2006--NGP Capital Resources Company (NASDAQ:NGPC) today announced that it has closed a $25.0 million Senior Secured Credit Facility (the "Facility") with a private Houston, Texas based oil and gas producer (the "Company"), operating primarily in Louisiana state waters. NGPC acted as arranger and agent for the Facility and has committed to fund 50% of the amount available, with the remaining commitment provided by another financial institution. Current availability under the Facility is $25.0 million. The initial funding under the Facility totaled $22 million, of which NGPC funded $11 million.
    The Facility is structured as a revolving credit facility and has a coupon of LIBOR plus 6.25% and is secured by substantially all of the Company's properties. Proceeds of the Facility will be used by the Company primarily to develop oil and gas assets located in Louisiana state waters.
    Including this investment, NGPC has investments in eight portfolio companies, with current commitments available for funding of approximately $131 million, and approximately $113 million currently outstanding.

    About NGP Capital Resources Company

    NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio will be principally in energy related private companies. From time to time, the Company may also invest in public companies that are not thinly traded. The Company expects to invest primarily in senior secured and mezzanine loans in furtherance of its business plan and may receive equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
    This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
    We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
    Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.



    CONTACT: NGP Capital Resources Company, Houston
             Steve Gardner, 713-752-0062
             investor_relations@ngpcrc.com